Exhibit 99.1

FOR RELEASE MONDAY, AUGUST 8, 2011

Investor Contact:	Press Contact:

Steve Kunszabo	Marie Knowles
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	marie.knowles@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER RESULTS AND BUILDS

ON STRONG TRACK RECORD OF GROWTH

MCLEAN, Va. - August 8, 2011 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today reported strong financial results for the second quarter of 2011 and affirmed its outlook for the full-year 2011. Net income was $11.7 million for the second quarter of 2011, as compared to $3.2 million for the second quarter of 2010. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $48.4 million, as compared to $36.1 million for the prior-year period, representing year-over-year growth of 34 percent and an OEBITDA margin(1) of 50 percent. OEBITDA for the first half of 2011 was $91.5 million, as compared to $69.6 million for the prior-year six-month period, representing year-over-year growth of 32 percent. OEBITDA benefited from solid growth in commercial service, government service and equipment revenue.

Iridium reported second-quarter total revenue of $95.9 million, which consisted of $65.1 million of service revenue and $30.8 million of equipment, engineering and support revenue. Total revenue grew 14 percent versus the comparable period of 2010, while service revenue increased 10 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 68 percent of total revenue for the second quarter of 2011.

The Company ended the quarter with 478,000 total billable subscribers, which compares to 383,000 for the year-ago period and 447,000 for the quarter ended March 31, 2011. Total billable subscribers grew 25 percent year-over-year, driven by strength in machine-to-machine (“M2M”) data, handheld voice, Netted Iridium and Iridium OpenPort® customers.

Capital expenditures were $114.6 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the second quarter with a cash and cash equivalents balance of $103.8 million and gross debt of $265.3 million. Net debt was $147.9 million.

“We once again achieved double-digit subscriber, service revenue and Operational EBITDA growth in the second quarter, building on a long track record of execution,” said Matt Desch, Iridium’s chief executive officer. “We also continue to strengthen our revenue profile in key areas, as approximately 40% of our total service revenue now comes from data products and services. Showcasing our strength in the data market, we grew commercial M2M data revenue over 18% in the second quarter.”

Desch continued, “Connectivity is one of the single biggest driving forces in our daily lives. Our vision, with the world’s furthest reaching network, is to connect people, assets and organizations all over the world in the ways they expect to be connected. We’ll continue to shape the global communications landscape along with our ecosystem of partners, bringing personal tracking devices and smartphone connections to market in support of this vision and our proven strategy of growing highly profitable service revenue. In addition to our own upcoming handset innovations, we’re also seeing rapid adoption of two-way data devices by many of our partners.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 51 percent of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as emergency services, maritime, utilities, oil and gas, mining, leisure, forestry, construction and transportation. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $49.0 million, a 9 percent increase from last year’s comparable period, primarily supported by gains in handheld voice, Iridium OpenPort and M2M data customers.

•

Commercial voice average revenue per user (“ARPU”) was $49 during the second quarter, a 4 percent year-over-year decrease. Voice ARPU decreased due to lower postpaid customer usage, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data ARPU was $18 during the second quarter, a 28 percent decrease from last year’s comparable period. M2M data ARPU during the second quarter of 2010 was favorably impacted by the recognition of revenue for services provided in prior periods for a customer that became current on its payments. Without this customer revenue adjustment, M2M data ARPU would have been $22, an 18 percent decline from the year-ago period.

•

Iridium’s commercial business ended the quarter with 431,000 billable subscribers, which compares to 345,000 for the prior-year quarter and to 401,000 for the quarter ended March 31, 2011. M2M data subscribers increased 64 percent year-over-year and represented 32 percent of billable commercial subscribers, an increase from 24 percent at the end of the prior-year period. Commercial voice subscribers increased 13 percent from the year-ago period.

Service - Government

Government service revenue increased by 13 percent during the quarter, reflecting the Company’s growth in the last several years from a niche supplier to an integral element in the U.S. Government communications infrastructure. Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $16.1 million, compared with $14.2 million in the prior-year period, primarily driven by growth in Netted Iridium and M2M data subscribers.

•

Government voice ARPU was $140 during the second quarter, a 6 percent year-over-year decrease. Voice ARPU declined as a result of strong growth in lower priced Netted Iridium subscribers. Government M2M data ARPU was $22 during the second quarter, unchanged from last year’s comparable period.

•

Iridium’s government business ended the quarter with 47,000 billable subscribers, which compares to 38,000 for the prior-year quarter and to 46,000 for the quarter ended March 31, 2011. M2M data subscribers increased 67 percent year-over-year and represented 21 percent of billable government subscribers, an increase from 16 percent at the end of the prior-year period.

Equipment

•

Equipment revenue was $21.9 million during the second quarter, an 8 percent year-over-year increase. Equipment revenue for the first half of 2011 was $46.3 million, a 10 percent increase from the prior-year six-month period. Revenue increased primarily due to strong handset and M2M sales volumes. M2M unit sales grew 13 percent from the year-ago period due to the rapid adoption of the smaller and lower cost Iridium 9602 short-burst data transceiver.

Engineering & Support

•

Engineering and support revenue was $8.8 million during the second quarter, a gain of 91 percent from the prior-year period, primarily resulting from an increase in lower margin contract revenue related to the ongoing government gateway upgrade project.

2011 Outlook

The Company is affirming its previously issued full-year 2011 outlook for total billable subscriber growth, service revenue, equipment revenue and OEBITDA. The Company expects:

•	Total billable subscriber growth to be approximately 20 percent for the full-year 2011

•	Service revenue growth between 10 percent and 13 percent for the full-year 2011

•	Equipment revenue decline between 5 percent and 15 percent for the full-year 2011

•	Full-year 2011 OEBITDA to be between $180 million and $190 million. OEBITDA for 2010 was $158.9 million.

	Prior 2011 Outlook (May 2011)	Revised 2011 Outlook (August 2011)
Total Billable Subscriber Growth	Approximately 20%	Affirmed
Total Service Revenue Growth	10% to 13%	Affirmed
Equipment Revenue Decline	Decline of 5% to 15%	Affirmed
Operational EBITDA (OEBITDA)	$180 million to $190 million	Affirmed

Recent Highlights

•

On July 11, 2011, Iridium announced that the U.S. Federal Aviation Administration (FAA) will authorize aircraft operating in oceanic airspace to use its satellite data service for critical air traffic control communications. This marks completion of the FAA process evaluating aircraft flying in airspace under its jurisdiction to use Future Air Navigation System (FANS) 1/A over Iridium (FOI) to meet communications requirements for air traffic control. The decision is an important milestone in providing corporate and commercial aircraft a cost-effective alternative for implementing FANS 1/A communications. Iridium’s fully global coverage provides the aviation industry with an attractive alternative for long-range voice and data communication systems.

•

On June 20, 2011, Iridium announced that it signed a contract with International Space Company (ISC) Kosmotras as a supplemental provider of launch services for Iridium NEXT. The contract enables ISC Kosmotras to provide Dnepr launch services for the Iridium NEXT program in 2015 and beyond. Iridium has the capability and flexibility to launch the Iridium NEXT satellites on Kosmotras Dnepr and SpaceX Falcon 9 rockets to successfully deploy the Iridium NEXT constellation.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting, and changes in the fair value of warrants. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes the impact of purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting and changes in the fair value of warrants, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
	Iridium Communications Inc.
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
GAAP net income	$11,683	$3,200	$19,982	$1,883

Interest expense	(5)	11	6	23
Interest income	(257)	(240)	(553)	(357)

Income taxes	6,154	2,964	10,065	34
Depreciation and amortization	23,664	22,449	46,995	44,960
Iridium NEXT expenses, net	5,620	6,575	11,849	9,939
Share-based compensation	1,508	1,167	2,842	2,265

Transaction expenses	—	—	233	—
Non-cash purchase accounting	73	(56)	96	10,853

Operational EBITDA	$48,440	$36,070	$91,515	$69,600

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Monday, August 8, 2011. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Monday, August 8, 2011 through Monday, August 15, 2011 at Iridium’s Investor Relations webpage. Callers can also dial (800) 642-1687 (U.S. only) or (706) 645-9291, Access Code 70526189, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The Company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and trades on the NASDAQ Global Select Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units). For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT, the development of the product portfolio, anticipated growth in subscribers and total service revenue, anticipated decline in equipment revenue and anticipated growth in Operational EBITDA for 2011. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011 and the Company’s Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 8, 2011. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,		Non-Cash Purchase Accounting for the Three Months Ended June 30, (1)
	2011	2010	2011	2010
Revenue:
Service revenue
Commercial	$49,037	$44,851	$(333)	$(964)
Government	16,119	14,227	—	—

Total service revenue	65,156	59,078	(333)	(964)
Subscriber equipment	21,913	20,264	—	—
Engineering and support service	8,834	4,632	—	—

Total revenue	95,903	83,974	(333)	(964)

Operating expenses:
Cost of subscriber equipment sales	12,062	11,711	—	—
Cost of services (exclusive of depreciation and amortization)	19,758	19,021	(260)	(1,020)
Research and development	3,379	8,132	—	—
Selling, general and administrative	16,297	16,703	—	—
Depreciation and amortization	23,664	22,449	19,437	19,243

Total operating expenses	75,160	78,016	19,177	18,223

Operating profit (loss)	20,743	5,958	(19,510)	(19,187)

Other (expense) income:
Interest income (expense), net of capitalized interest	262	228	—	—
Other (expense) income, net	(3,168)	(22)	—	—

Total other (expense) income	(2,906)	206	—	—

Earnings (loss) before provision (benefit) for taxes	17,837	6,164	(19,510)	(19,187)
Income tax provision (benefit)	6,154	2,964	(7,545)	(7,417)

Net income (loss)	$11,683	$3,200	$(11,965)	$(11,770)

Operational EBITDA	$48,440	$36,070	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,		Non-Cash Purchase Accounting for the Six Months Ended June 30, (1)
	2011	2010	2011	2010

Revenue:
Service revenue
Commercial	$94,332	$85,532	$(615)	$(2,020)
Government	31,994	27,985	—	—

Total service revenue	126,326	113,517	(615)	(2,020)
Subscriber equipment	46,323	42,107	—	—
Engineering and support service	14,557	10,092	—	—

Total revenue	187,206	165,716	(615)	(2,020)

Operating expenses:
Cost of subscriber equipment sales	25,107	34,856	—	10,873
Cost of services (exclusive of depreciation and amortization)	36,697	39,382	(519)	(2,040)
Research and development	7,647	12,397	—	—
Selling, general and administrative	33,716	32,633	—	—
Depreciation and amortization	46,995	44,960	38,770	38,296

Total operating expenses	150,162	164,228	38,251	47,129

Operating profit (loss)	37,044	1,488	(38,866)	(49,149)

Other (expense) income:
Interest income (expense), net of capitalized interest	547	334	—	—
Other (expense) income, net	(7,544)	95	—	—

Total other (expense) income	(6,997)	429	—	—

Earnings (loss) before provision (benefit) for taxes	30,047	1,917	(38,866)	(49,149)
Income tax provision (benefit)	10,065	34	(15,029)	(19,000)

Net income (loss)	$19,982	$1,883	$(23,837)	$(30,149)

Operational EBITDA	$91,515	$69,600	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the first half of 2010 as compared to the first half of 2011, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$41,908	$38,822	7.9%	$80,831	$75,454	7.1%
M2M data(2)	7,129	6,029	18.2%	13,501	10,078	34.0%

Total commercial voice and M2M data service	49,037	44,851	9.3%	94,332	85,532	10.3%

Government(3)
Voice and M2M data service
Voice	15,513	13,887	11.7%	30,855	27,382	12.7%
M2M data	606	340	78.2%	1,139	603	88.9%

Total government voice and M2M data service	16,119	14,227	13.3%	31,994	27,985	14.3%

Total service revenue	65,156	59,078	10.3%	126,326	113,517	11.3%

Subscriber equipment	21,913	20,264	8.1%	46,323	42,107	10.0%

Engineering and support(4)
Government	8,539	4,003	113.3%	14,026	9,258	51.5%
Commercial	295	629	-53.1%	531	834	-36.3%

Total engineering and support	8,834	4,632	90.7%	14,557	10,092	44.2%

Total Revenue	$95,903	$83,974	14.2%	$187,206	$165,716	13.0%

Operational EBITDA Margin Reconciliation
Total revenue	$95,903	$83,974		$187,206	$165,716
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	333	964		615	2,020
Iridium NEXT revenue	(7)	(20)		(44)	(39)

Adjusted revenue(5)	$96,229	$84,918		$187,777	$167,697

Operational EBITDA	$48,440	$36,070	34.3%	$91,515	$69,600	31.5%
Operational EBITDA margin(6)	50.3%	42.5%	7.9%	48.7%	41.5%	7.2%

Other
Capital expenditures(7)	$114,648	$45,407		$170,871	$48,158

Net debt(8)	$147,857	$(130,253)

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.'s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government's dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.'s satellite system.
(5)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(6)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of June 30,
	2011	2010	% Change
	(In thousands)
Billable Subscribers(1)
Commercial
Voice and M2M data service
Voice	295	262	12.6%
M2M data	136	83	63.9%

Total commercial voice and M2M data service	431	345	24.9%

Government
Voice and M2M data service
Voice	37	32	15.6%
M2M data	10	6	66.7%

Total government voice and M2M data service	47	38	23.7%

Total billable subscribers	478	383	24.8%

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice	17	14		23	24
M2M data	13	7		24	13

Total commercial voice and M2M data service	30	21		47	37

Government
Voice and M2M data service
Voice	—	2		1	2
M2M data	1	1		3	2

Total government voice and M2M data service	1	3		4	4

Total billable subscribers	31	24		51	41

ARPU(2)
Commercial
Voice	$49	$51	-3.9%	$48	$50	-4.0%
M2M data	$18	$25	-28.0%	$18	$22	-18.2%

Government
Voice	$140	$149	-6.0%	$140	$149	-6.0%
M2M data	$22	$22	0.0%	$22	$20	10.0%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.